EXHIBIT 3.3

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
WILSHIRE ENTERPRISES, INC.

Wilshire Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND:  As of 12:02 a.m., Eastern time on March 2, 2011 (the “Effective Time”), each one (1) issued and outstanding share of the Corporation’s Common Stock, par value $1.00 per share, shall be converted into five hundred (500) shares of the Corporation’s Common Stock, par value $1.00 per share, as constituted following the Effective Time.

THIRD:  To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, the following paragraph is added immediately after ARTICLE FOURTH, Section 8 of the Certificate of Incorporation of the Corporation:

“Section 9.  Forward Stock Split.  Effective immediately following the effectiveness of the amendment to this Certificate of Incorporation adding Section 8 to ARTICLE FOURTH (this “Amendment”) and without regard to any other provision of this Certificate of Incorporation, each one (1) share Common Stock, either issued or outstanding or held by the Corporation as treasury stock, and any fractional share held by any shareholder who holds in excess of one (1) share immediately prior to the time this Amendment becomes effective shall and is hereby automatically reclassified and changed (without any further act) into five hundred (500) fully-paid and nonassessable shares of Common Stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable based upon such 500-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of Common Stock shall be issued.”

FOURTH:  That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH:  That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this 28th day of February, 2011.

WILSHIRE ENTERPRISES, INC.
By:	/s/ S. Wilzig Izak
Name:	S. Wilzig Izak
Title:	Chairman & CEO